Filed Pursuant to Rule 424(b)(3)
Registration No. 333-214603

PROSPECTUS

HOSTESS BRANDS, INC.

124,346,708 Shares of Class A Common Stock

The selling stockholders named in this prospectus (the “Selling Stockholders”) may offer and sell from time to time up to 105,596,708 shares of our Class A common stock par value $0.0001 per share (“Class A Common Stock”) covered by this prospectus. Of these shares, approximately 66.5 million are subject to restrictions on transfer until at least May 4, 2017, as described herein. These shares include 9,500,000 shares that are issuable upon the exercise of 19,000,000 warrants issued in connection with our initial public offering and that are exercisable for shares of Class A Common Stock at an exercise price of $5.75 per half share of Class A Common Stock (the “Private Warrants”).

In addition, this prospectus relates to the issuance by us of up to 18,750,000 shares of our Class A Common Stock that are issuable upon the exercise of 37,500,000 warrants issued in connection with our initial public offering and that are exercisable for shares of Class A Common Stock at an exercise price of $5.75 per half share of Class A Common Stock (the “Public Warrants”).

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders or by us pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Public Warrants and Private Warrants. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Our Class A Common Stock is traded on the NASDAQ Capital Market under (“NASDAQ”) the symbol “TWNK.” On November 11, 2016, the last reported sales price of the Class A Common Stock was $12.30 per share.

An investment in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and are subject to reduced public company reporting requirements. See “Risk Factors – The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2016.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Hostess Brands, Inc and our Class A Common Stock. We and the Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 124,346,708 shares of our Class A Common Stock from time to time as described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of shares of Class A Common Stock to be offered by the Selling Stockholders or by us pursuant to this prospectus, except with respect to amounts received by us due to the exercise of the Public Warrants or the Private Warrants. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. To the extent appropriate, we and the Selling Stockholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, the terms “Hostess,” “Company,” “we,” “us” and “our” refer to Hostess Brands, Inc. (formerly known as Gores Holdings, Inc.), a Delaware corporation. References in this prospectus to the “Business Combination” refer to the consummation of the transactions contemplated by that certain Master Transaction Agreement, dated as of July 5, 2016, which transactions were consummated on November 4, 2016.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination (as defined below);

•	the future financial performance of the post-combination company following the Business Combination;

•	changes in the market for our products;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the inability maintain the listing of our Class A Common Stock on NASDAQ following the Business Combination;

•	the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the Hostess and the Company businesses, and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the inability to launch new Hostess products or to profitably expand into new markets;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this prospectus under “Risk Factors,” and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

FREQUENTLY USED TERMS

“AP Hostess Holdings” means AP Hostess Holdings, Inc., a Delaware corporation and wholly owned subsidiary of AP Hostess LP controlled by Apollo prior to the Business Combination.

“AP Hostess LP” means AP Hostess Holdings, L.P., a Delaware limited partnership controlled by Apollo.

“Apollo” means Apollo Global Management, LLC, a Delaware limited liability company.

“Business Combination” means the transactions contemplated by the Master Transaction Agreement, including: (i) the mergers of: (A) Hostess Management with and into Hostess Holdings, with Hostess Holdings continuing as the surviving entity; (B) Company Merger Sub with and into AP Hostess Holdings, with AP Hostess Holdings continuing as the surviving entity; and (C) immediately thereafter, the merger of AP Hostess Holdings with and into the Company, with the Company continuing as the surviving entity; and (ii) the purchase by the Company of certain of the limited partnership interests in Hostess Holdings and membership interests in Hostess Holdings GP held by certain of the Legacy Hostess Equityholders.

“CDM HB Holdings” means CDM HB Holdings, LLC, a Delaware limited liability company controlled by Mr. Metropoulos.

“CDM Holders” means CDM Hostess, Hostess CDM Co-Invest, CDM HB Holdings and Mr. Metropoulos, collectively.

“CDM Hostess” means CDM Hostess Class C, LLC, a Delaware series limited liability company controlled by Mr. Metropoulos.

“CDM Rollover Shares” means 5,446,429 shares of Class B Stock, which represents a partial rollover of Hostess CDM Co-Invest’s equity investment in Hostess.

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of the Company.

“Class A Units” means the Class A Units of Hostess Holdings.

“Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of the Company.

“Class B Units” means the Class B Units of Hostess Holdings.

“Class F Common Stock” means the shares of Class F Common Stock, par value $0.0001 per share, of the Company.

“Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Merger Sub” means Homer Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

“Contribution Agreement” means that certain Contribution and Purchase Agreement entered into at the closing of the transactions contemplated by the Master Transaction Agreement, including the Business Combination, by the Company, Hostess CDM Co-Invest and CDM Hostess as it may be amended from time to time.

“Exchange Agreement” means that certain Exchange Agreement entered into at the closing of the transactions contemplated by the Master Transaction Agreement, including the Business Combination, by the Company, Hostess Holdings, the CDM Holders and such other holders of Class B Units from time to time party thereto as it may be amended from time to time.

“Executive Chairman Arrangement” means our arrangement with Mr. Metropoulos, as set forth in the Executive Chairman Director Agreement and the Executive Chairman Employment Agreement.

“Executive Chairman Director Agreement” means that certain Executive Chairman Agreement, dated July 28, 2016, by and between the Company and Mr. Metropoulos as it may be amended from time to time.

“Executive Chairman Employment Agreement” means that certain Executive Chairman Employment Agreement, dated July 28, 2016, by and among Hostess Brands, Hostess Holdings, and in a limited capacity, the Company, and Mr. Metropoulos as it may be amended from time to time.

“Founder Shares” means the 5,312,500 shares of Class A Common Stock that were converted from shares of Class F Common Stock at the closing of the Business Combination, of which 4,737,500 shares are held by our Sponsor, 500,000 shares are held by Mr. Metropoulos and 25,000 shares are held by each of Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea.

“Gores Restricted Stock” means that portion of the shares of Class A Common Stock acquired by our Sponsor at the closing of the Business Combination for an aggregate purchase price of $50,000,000 or less.

“Hostess CDM Co-Invest” means Hostess CDM Co-Invest, LLC, a Delaware series limited liability company controlled by Mr. Metropoulos.

“Hostess Holdings” means Hostess Holdings, L.P., a Delaware limited partnership.

“Hostess Holdings GP” means Hostess Holdings GP, LLC, a Delaware limited liability company and the general partner of Hostess Holdings.

“Hostess Management” means Hostess Management, LLC, a Delaware limited liability company.

“Incentive Plan” means the Hostess Brands, Inc. 2016 Equity Incentive Plan.

“Initial Stockholders” means our Sponsor and Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea, the Company’s independent directors prior to the Business Combination.

“Investor Subscription Agreements” means those certain subscription agreements entered into on July 5, 2016 between the Company and each of Canyon Capital Advisors LLC, Northwestern Mutual Life Insurance Company and certain of its affiliates, Teachers’ Retirement System of the State of Illinois and certain other “accredited investors” (as defined in Rule 501 under the Securities Act) relating to the Private Placement as it may be amended from time to time.

“IPO” means the Company’s initial public offering, consummated on August 19, 2015, through the sale of 37,500,000 public units (including 2,500,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

“Legacy Hostess Equityholders” means AP Hostess LP, Hostess CDM Co-Invest and CDM Hostess.

“Master Transaction Agreement” means that certain Master Transaction Agreement, dated as of July 5, 2016, by and among the Company, Company Merger Sub, AP Hostess LP, Hostess CDM Co-Invest, CDM Hostess and AP Hostess LP, in its capacity as the Sellers’ Representative thereunder as it may be amended from time to time.

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“Mr. Metropoulos” means Mr. C. Dean Metropoulos, in his individual capacity.

“Private Placement” means the private placement of shares of Class A Common Stock with a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to the Company in an aggregate amount of approximately $300,000,000.

“Private Placement Investors” means, our Sponsor, Canyon Capital Advisors LLC (on behalf of one or more managed funds or accounts), The Northwestern Mutual Life Insurance Company and certain of its affiliates, Teachers’ Retirement System of the State of Illinois and certain other accredited investors.

“Private Placement Shares” means the shares of Class A Common Stock subscribed for by the Private Placement Investors pursuant to the Subscription Agreements.

“Private Warrants” means the warrants held by our Sponsor and Mr. Metropoulos that were issued to our Sponsor prior to our IPO, each of which is exercisable for one-half of one share of Class A Common Stock, in accordance with its terms.

“public shares” means shares of Class A Common Stock included in the units issued in the IPO.

“public stockholders” means holders of public shares, including our Initial Stockholders to the extent our Initial Stockholders hold public shares, provided, that our Initial Stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“public units” or “units” means one share of Class A Common Stock and one Public Warrant of the Company sold in the IPO.

“Public Warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for one-half of one share of Class A Common Stock at an exercise price of $5.75 per half share, in accordance with its terms.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights and Lock-Up Agreement entered into at the closing of the transactions contemplated by the Master Transaction Agreement, including the Business Combination, by Hostess Brands, Inc., AP Hostess LP, Hostess CDM Co-Invest, CDM Hostess, Mr. Metropoulos, the Sponsor, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea.

“Restricted Stockholders” means our Sponsor, the Legacy Hostess Equityholders, Mr. Metropoulos, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea.

“Restricted Stock” means any shares of Class A Common Stock, shares of Class B Common Stock, Private Warrants, Class A Units, Class B Units, Gores Restricted Stock, or any options or warrants to purchase any shares of Class A Common Stock, shares of Class B Common Stock, Private Warrants, Class A Units, Class B Units, Gores Restricted Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A Common Stock, shares of Class B Common Stock, Private Warrants, Class A Units, Class B Units or Gores Restricted Stock held by the Restricted Stockholders; provided, that, the Restricted Stock does not include any shares of Class A Stock acquired pursuant to a subscription agreement entered into with the Company in connection with the Business Combination (other than Gores Restricted Stock), any of the CDM Rollover Shares (together with a corresponding number of Class B Units) and any of the Class B Common Stock (together with a corresponding number of Class B Units) that may be transferred by Mr. Metropoulos pursuant to the Executive Chairman Employment Agreement.

“Rollover Credit Agreements” means, collectively (i) that certain First Lien Credit Agreement, dated as of August 3, 2015, by and among HB Holdings, LLC, Hostess Brands, LLC (“Hostess Brands”), the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent, and (ii) that certain Second Lien Credit Agreement, dated as of August 3, 2015, by and among HB Holdings, LLC, Hostess Brands, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent as it may be amended from time to time.

“Selling Stockholders” means the persons listed in the table in the “Selling Stockholders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interest in Class A Common Stock other than through a public sale.

“Sponsor” means Gores Sponsor LLC, a Delaware limited liability company.

“Sponsor Subscription Agreement” means the subscription agreement entered into on July 5, 2016 between us and our Sponsor as it may be amended from time to time.

“Stock Consideration” means the Class A Common Stock and the Class B Common Stock issued to the Legacy Hostess Equityholders pursuant to the terms of the Master Transaction Agreement.

“Subscription Agreements” means the Investor Subscription Agreements and the Sponsor Subscription Agreement.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement entered into at the closing of the transactions contemplated by the Master Transaction Agreement, including the Business Combination, by the Company, Hostess CDM Co-Invest, CDM Hostess, CDM HB Holdings, AP Hostess LP and Mr. Metropoulos as it may be amended from time to time.

“The Gores Group” means The Gores Group LLC, an affiliate of our Sponsor.

SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our Class A Common Stock, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”

When we use the words “Hostess Brands,” “Hostess,” “the Company,” “we,” “us,” or “our,” we are referring to Hostess Brands, Inc. and its consolidated subsidiaries.

The Company

We are one of the largest packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The Hostess brand dates to 1919 when Hostess CupCake was introduced to the public, followed by Twinkies in 1930. In 2013, funds managed by affiliates of Apollo Global Management, LLC, and entities controlled by C. Dean Metropoulos and family acquired select Hostess assets out of the liquidation of the old Hostess Brands company. That summer, Hostess products returned to store shelves after a month’s long absence. Today, we produce a variety of new and classic treats under the Hostess® and Dolly Madison® group of brands, including Twinkies®, CupCakes, Ding Dongs®, HoHos®, Donettes® and Fruit Pies.

On November 4, 2016, we completed a series of transactions pursuant to the Master Transaction Agreement pursuant to which we acquired a controlling interest in Hostess Holdings (the “Business Combination”). Pursuant to the Business Combination, Hostess Holdings became our subsidiary and the Legacy Hostess Equityholders acquired a portion of our common stock. In addition, the CDM Holders hold a significant interest in Hostess Holdings through their ownership of Class B Units in Hostess Holdings.

Executive Offices

Our executive offices are located at 1 East Armour Boulevard, Kansas City, Missouri. Our telephone number is (816) 701-4600. Our website is located at www.hostessbrands.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

Issuer	Hostess Brands, Inc.

Shares of Class A Common Stock offered by the Selling Stockholders (including 9,500,000 shares of Class A Common Stock issuable upon exercise of Private Warrants)	105,596,708 shares.

Shares issuable upon exercise of Public Warrants	18,750,000 shares.

Shares of Class A Common Stock outstanding prior to any resale or exercise of Public Warrants or Private Warrants	97,589,217 shares.

Lock up	Approximately 66.5 million shares of Class A Common Stock offered by the Selling Stockholders, including all 9,500,000 shares issuable upon the exercise of Private Warrants, constitute Restricted Stock held by Restricted Stockholders. Under the Registration Rights Agreement, the Restricted Stockholders are bound by restrictions on the transfer of their Restricted Stock until the later of (i) May 4, 2017, and (ii) the date that is the earlier of (A) 60 days after this Registration Statement has been filed with the SEC and declared effective and (B) August 1, 2017 (270 days after the closing of the transactions contemplated by the Master Transaction Agreement), except for transfers as bona fide gifts, to certain trusts, to wholly owned subsidiaries or equity holders of a Restricted Stockholders (in the case of entities), pursuant to any acquisition or sale involving the Company or with the prior written consent of the Company and each holder of Restricted Stock.

Use of proceeds	All of the shares of Class A Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $215,625,000 from the exercise of Public Warrants and $109,250,000 from the exercise of Private Warrants, assuming the exercise in full of all the Public Warrants and Private Warrants, respectively, for cash. We expect to use the net proceeds from the exercise of the Public Warrants and Private Warrants for general corporate purposes.

Market for our common stock	Our shares of common stock are currently listed on the NASDAQ Capital Market.

NASDAQ Ticker Symbol	“TWNK”

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 4 of this prospectus.

RISK FACTORS

An investment in our Class A Common Stock involves risks and uncertainties. You should consider carefully the risks described below, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, as well as the other information included in this prospectus, and any applicable prospectus supplement, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.

Risks Related to Our Business

Maintaining, extending and expanding our reputation and brand image are essential to our business success.

We have many iconic brands with long-standing consumer recognition. Our success depends on our ability to maintain our brand image for our existing products, extend our brands to new platforms, and expand our brand image with new product offerings.

We seek to maintain, extend, and expand our brand image through marketing investments, including advertising and consumer promotions, and product innovation. Increasing attention on the role of food marketing could adversely affect our brand image. It could also lead to stricter regulations and greater scrutiny of marketing practices. Existing or increased legal or regulatory restrictions on our advertising, consumer promotions and marketing, or our response to those restrictions, could limit our efforts to maintain, extend and expand our brands. Moreover, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers’ confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

In addition, our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. We increasingly rely on social media and online dissemination of advertising campaigns. The growing use of social and digital media increases the speed and extent that information or misinformation and opinions can be shared. Negative posts or comments about us, our brands or our products on social or digital media, whether or not valid, could seriously damage our brands and reputation. If we do not maintain, extend, and expand its brand image, then our product sales, financial condition and operating results could be materially and adversely affected.

Our intellectual property rights are valuable, and our failure to protect them could reduce the value of our products and brands.

We consider our intellectual property rights, particularly and most notably our trademarks, but also our trade secrets and copyrights, to be a significant and valuable part of our business. We attempt to protect our intellectual property rights by taking advantage of a combination of trademark, copyright and trade secret laws, third-party nondisclosure and assignment agreements and policing of third-party misuse of our intellectual property. Our failure to obtain or adequately protect our intellectual property rights, or any change in law or other changes that serve to lessen or remove the current legal protections of our intellectual property, may diminish our competitiveness and could materially harm our business.

We may be unaware of third-party claims of intellectual property infringement relating to our brands or products. Any litigation regarding intellectual property could be costly and time-consuming and could divert management’s and other key personnel’s attention from our business operations. Third-party claims of intellectual property infringement might require us to pay monetary damages or enter into costly license agreements. We also may be subject to injunctions against development and sale of certain of our products. Any of these occurrences could materially and adversely affect our reputation, product sales, financial condition and operating results.

We must leverage our brand value to compete against lower-priced alternative brands.

In nearly all of our product categories, we compete with lower-priced alternative products. Our products must provide higher value and/or quality to our consumers than alternatives, particularly during periods of economic uncertainty. Consumers may not buy our products if relative differences in value and/or quality between our products and retailer or other economy brands change in favor of competitors’ products or if consumers perceive this type of change. If consumers choose the lower-priced brands, then we could lose market share or sales volumes, which could materially and adversely affect our product sales, financial condition, and operating results.

We must correctly predict, identify and interpret changes in consumer preferences and demand and offer new products to meet those changes.

Consumer preferences for food and snacking products change continually. Our success will depend on our ability to predict, identify and interpret the tastes, dietary habits, packaging and other preferences of consumers and to offer products that appeal to these preferences. Moreover, weak economic conditions, recession or other factors could affect consumer preferences and demand. If we do not offer products that appeal to consumers or if we misjudge consumer demand for our products, our sales and market share will decrease and our profitability could suffer.

We continually introduce new products or product extensions and our operating results and growth will depend upon the market reception of such new products. There can be no assurance that new products will find widespread acceptance among consumers, and unsuccessful product launches may decrease our profitability and damage our brands’ reputation.

In addition, prolonged negative perceptions concerning the health implications of certain food products could influence consumer preferences and acceptance of some of our products and marketing programs. For example, consumers are increasingly focused on health and wellness, including weight management and reducing sugar consumption. We might be unsuccessful in our efforts to effectively respond to changing consumer preferences and social expectations. Continued negative perceptions and failure to satisfy consumer preferences could materially and adversely affect our reputation, product sales, financial condition and operating results.

We operate in a highly competitive industry.

The sweet baked goods business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, brand recognition and loyalty, price, trade promotion, consumer promotion, customer service, and the ability to identify and satisfy emerging consumer preferences. We face competition from other large national bakeries, smaller regional operators, supermarket chains with their own private labeled brands, grocery stores with their own in-store bakery departments and diversified food companies. Our competitors include a significant number of companies of varying sizes, including divisions, subdivisions, or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them, and may be substantially less leveraged than us. We may not be able to compete successfully with these companies. Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which would materially and adversely affect our margins and could result in a decrease in our operating results and profitability.

Our growth may be limited by our inability to add additional shelf or retail space for our products.

Our results will depend on our ability to drive revenue growth, in part, by expanding the distribution channels for our products. However, our ability to do so may be limited by our inability to secure additional shelf or retail space for our products. Shelf and retail space for sweet baked goods is limited and subject to competitive and other pressures, and there can be no assurance that retail operators will provide us sufficient shelf space for our products to enable us to meet our growth objectives.

Our success will depend on our continued ability to produce and successfully market products with extended shelf life.

We have invested to extend our product shelf life, while maintaining our products’ taste, texture and quality. The extended shelf life is an important component of our direct-to-distribution model. Our ability to produce and successfully market existing and new products with this extended shelf life, while maintaining taste, texture and quality, is essential to our success. If we are unable to continue to produce products with extended shelf life or if the products are not accepted by consumers, we could be forced to make changes to our distribution model and that could have an adverse effect on product sales, financial condition and operating results.

We may be unable to drive revenue growth in our key products or add products that are faster-growing and more profitable.

The sweet baked goods industry’s overall growth is linked to population growth. Our future results will depend on our ability to drive revenue growth in our key products. Because our operations are concentrated in North America, where growth in the sweet baked goods industry has been moderate, our success also depends in part on our ability to enhance our portfolio by adding innovative new products. There can be no assurance that new products will find widespread acceptance among consumers. Our failure to drive revenue growth in our key products or develop innovative new products could materially and adversely affect our profitability, financial condition and operating results.

Commodity, energy, and other input prices are volatile and may rise significantly.

We purchase and use large quantities of commodities, including flour, sweeteners, edible oils and cocoa to manufacture our products. In addition, we purchase and use significant quantities of paper, corrugate, films and plastics to package our products. We are also exposed to changes in energy prices, which impact both our manufacturing and distribution costs. Prices for commodities, other supplies and energy are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, currency fluctuations, severe weather or global climate change, consumer, industrial or investment demand, and changes in governmental regulation and trade, alternative energy, and agricultural programs. Rising commodity, energy, and other input costs could materially and adversely affect our cost of operations, including the manufacture, transportation, and distribution of our products, which could materially and adversely affect our financial condition and operating results.

Although we monitor our exposure to commodity prices as an integral part of our overall risk management program, and seek to utilize forward buying strategies through short-term and long-term advance purchase contracts, to lock in prices for certain high-volume raw materials, packaging components and fuel inputs, these strategies may not protect us from increases in specific raw materials costs. Continued volatility or sustained increases in the prices of commodities and other supplies we purchase could increase the costs of our products, and our profitability could suffer. Moreover, increases in the prices of our products to cover these increased costs may result in lower sales volumes. If we are not successful in our hedging activities, or if we are unable to price our products to cover increased costs, then commodity and other input price volatility or increases could materially and adversely affect our financial condition and operating results.

If we lose one or more of our major customers, or if any of our major customers experience significant business interruption, our operating results could be adversely affected.

We have several large customers that account for a significant portion of our sales. Wal-Mart and its affiliates are our largest customers and represented approximately 20.8% of net revenues in 2015. Cumulatively, including Wal-Mart, our top ten customers accounted for approximately 59.1% of net revenues in 2015.

We do not have long-term supply contracts with any of our major customers. The loss of one or more major customers, a material reduction in sales to these customers as a result of competition from other food manufacturers, or the occurrence of a significant business interruption of our customers’ operations would result in a decrease in our revenues, operating results, and earnings.

Our geographic focus makes us particularly vulnerable to economic and other events and trends in North America.

We operate in North America and, therefore, are particularly susceptible to adverse regulations, economic climate, consumer trends, market fluctuations, including commodity price fluctuations or supply shortages of our key ingredients, and other adverse events. The concentration of our businesses in North America could present challenges and may increase the likelihood that an adverse event in North America would materially and adversely affect our product sales, financial condition and operating results.

The consolidation of retail customers could adversely affect us.

Retail customers may continue to consolidate, resulting in fewer customers for our business. Consolidation also produces larger retail customers that may seek to leverage their position to improve their profitability by demanding improved efficiency, lower pricing, increased promotional programs, or specifically tailored products. In addition, larger retailers have the scale to develop supply chains that permit them to operate with reduced inventories or to develop and market their own retailer brands. Retail consolidation and increasing retailer power could materially and adversely affect our product sales, financial condition, and operating results.

Retail consolidation also increases the risk that adverse changes in our customers’ business operations or financial performance will have a corresponding material and adverse effect on us. For example, if our customers cannot access sufficient funds or financing, then they may delay, decrease, or cancel purchases of our products, or delay or fail to pay us for previous purchases, which could materially and adversely affect our product sales, financial condition, and operating results.

Our results could be adversely impacted as a result of increased labor and employee-related expenses.

Inflationary pressures and any shortages in the labor market could increase labor costs, which could have a material adverse effect on our consolidated operating results or financial condition. Our labor costs include the cost of providing employee benefits, including health and welfare, and severance benefits. The annual costs of benefits vary with increased costs of health care and the outcome of collectively-bargained wage and benefit agreements.

Higher health care costs and labor costs due to statutory and regulatory changes could adversely affect our business.

With the passage in 2010 of the U.S. Patient Protection and Affordable Care Act (the “ACA”), we are required to provide affordable coverage, as defined in the ACA, to all employees, or otherwise be subject to a payment per employee based on the affordability criteria in the ACA. Many of these requirements are being phased in over a period of time. Additionally, some states and localities have passed state and local laws mandating the provisions of certain levels of health benefits by some employers. Increased health care and insurance costs could have a material adverse effect on our business, financial condition and operating results. In addition, changes in federal or state workplace regulations could adversely affect our ability to meet our financial targets.

Various federal and state labor laws govern our relationships with our employees and affect operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers’ compensation rates, overtime, family leave, safety standards, payroll taxes, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. As our employees are paid at rates set above, but related to, the applicable minimum wage, further increases in the minimum wage could increase our labor costs. Significant additional government regulations could materially adversely affect our business, financial condition and operating results.

A portion of our workforce belongs to unions. Failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages could cause our business to suffer.

Approximately 30% of our employees, as of September 30, 2016, are covered by collective bargaining agreements and other employees may seek to be covered by collective bargaining agreements. Strikes or work stoppages or other business interruptions could occur if we are unable to renew these agreements on satisfactory terms or enter into new agreements on satisfactory terms, which could impair manufacturing and distribution of our products or result in a loss of sales, which could adversely impact our business, financial condition or operating results. The terms and conditions of existing, renegotiated or new collective bargaining agreements could also increase our costs or otherwise affect our ability to fully implement future operational changes to enhance our efficiency or to adapt to changing business needs or strategy.

We may be subject to product liability claims should the consumption of any of our products cause injury, illness or death.

We sell food products for human consumption, which involves risks such as product contamination or spoilage, misbranding, product tampering and other adulteration of food products. Consumption of a misbranded, adulterated, contaminated or spoiled product may result in personal illness or injury. We could be subject to claims or law suits relating to an actual or alleged illness or injury, and we could incur liabilities that are not insured or exceed its insurance coverage. Even if product liability claims against us are not successful or fully pursued, these claims could be costly and time consuming and may require our management to spend time defending the claims rather than operating the business. In addition, publicity regarding these claims could adversely affect our reputation.

Our recent product recall increased our costs and may negatively impact our brands’ reputation, and future recalls could adversely affect our business.

On June 3, 2016, we announced the recall of approximately 710,000 cases of various products that we believe may contain peanut residue from flour. These products could pose a risk to consumers with peanut allergies because the products potentially contained low levels of undeclared peanut residue. While we believe we have taken all appropriate steps to address this issue, the recall resulted in increased costs and could negatively affect our brands’ reputation.

In the future, a product that has been actually or allegedly misbranded or becomes adulterated could result in product withdrawals or recalls, destruction of product inventory, negative publicity, temporary plant closings, substantial cost of compliance or remediation, and potentially significant product liability judgments against us. Any of these events could result in a loss of demand for our products, which would have a material adverse effect on our financial condition, operating results or cash flows. We could also be adversely affected if consumers lose confidence in our product quality, safety and integrity generally.

Unanticipated business disruptions could adversely affect our ability to provide our products to our customers.

Factors that are hard to predict or beyond our control, like weather, natural disasters, fire, explosions, terrorism, political unrest, generalized labor unrest or health pandemics could damage or disrupt our operations. In addition, our operations could be disrupted by a material equipment failure. We do not have significant redundant operating equipment to allow for such disruptions. Accordingly, if we do not effectively respond to disruptions in our operations, for example, by replacing capacity at our manufacturing locations, or cannot quickly repair damage to our information, production or supply systems, we may be late in delivering or unable to deliver products to our customers. If that occurs, we may lose our customers’ confidence, and long-term consumer demand for our products could decline. These events could materially and adversely affect our product sales, financial condition and operating results.

We rely on third parties for significant services that are important to our business, and their failure to perform could adversely affect our business, financial condition and operating results.

We operate a direct-to-warehouse distribution system that utilizes third-party centralized distribution centers and common carriers to transport a substantial majority of our products. While this has expanded our distribution reach and reduced delivery costs, we are dependent upon third parties to effectively distribute our products. Any failure by us to deliver our products in a timely manner would have an adverse impact on our sales and our reputation. In addition, we rely on third parties for sales and marketing services. We do not have long-term contracts with any of these third party service providers. Accordingly, any termination by a third party provider of their services to us, or any failure by these third parties to perform their obligations to us, would have a material adverse impact on our business and operating results.

Legal claims or other regulatory enforcement actions could subject us to civil and criminal penalties.

As a large food company, we operate in a highly regulated environment with constantly evolving legal and regulatory frameworks. Various laws and regulations govern food production, storage, distribution, sales, advertising and marketing, as well as licensing, trade, labor, tax and environmental matters, and health and safety practices. Government authorities regularly change laws and regulations and their interpretations. Consequently, we are subject to heightened risk of legal claims or other regulatory enforcement actions. Although we have implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that our employees, contractors, or agents will not violate our policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims or regulatory enforcement actions arising out of our failure or alleged failure to comply with applicable laws and regulations could subject us to civil and criminal penalties that could materially and adversely affect our product sales, reputation, financial condition, and operating results.

Our insurance may not provide adequate levels of coverage against claims.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business and operating results.

We are subject to laws and regulations relating to protection of the environment, worker health, and workplace safety. Costs to comply with these laws and regulations, or claims with respect to environmental, health and safety matters, could have a significant negative impact on our business.

Our operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of solid and hazardous materials and wastes, employee exposure to hazards in the workplace and the cleanup of contaminated sites. We are required to obtain and comply with environmental permits for many of our operations, and sometimes we are required to install pollution control equipment or to implement operational changes to limit air emissions or wastewater discharges and/or decrease the likelihood of accidental releases of hazardous materials. We could incur substantial costs, including cleanup costs, civil or criminal fines or penalties, and third-party claims for property damage or personal injury as a result of any violations of environmental laws and regulations, noncompliance with environmental permit conditions or contamination for which we may be responsible that is identified or that may occur in the future. Such costs may be material.

Under federal and state environmental laws, we may be liable for the costs of investigation, removal or remediation of certain hazardous or toxic substances, as well as related costs of investigation and damage to natural resources, at various properties, including our current and former properties and the former properties of our predecessors, as well as offsite waste handling or disposal sites that we or our predecessors have used. Liability may be imposed upon us without regard to whether we knew of or caused the presence of such hazardous or toxic substances. Any such locations, or locations that we may acquire in the future, may result in liability to us under such laws or expose us to third-party actions such as tort suits based on alleged conduct or environmental conditions. In addition, we may be liable if hazardous or toxic substances migrate from properties for which we may be responsible to other properties.

In addition to regulations applicable to our operations, failure by any of our suppliers to comply with regulations, or allegations of compliance failure, may disrupt our operations and could result in potential liability. Even if we were able to obtain insurance coverage or compensation for any losses or damages resulting from the noncompliance of a supplier with applicable regulations, our brands and reputation may be adversely affected by negative perceptions of our brands stemming from such compliance failures.

We cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to environmental claims.

Our operations are subject to regulation by the U.S. Food and Drug Administration (“FDA”), Federal Trade Commission (“FTC”) and other governmental entities, and such regulations are subject to change from time to time which could impact how we manage our production and sale of products.

Our operations are subject to extensive regulation by the FDA, the FTC and other national, state, and local authorities. For example, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, and safety of food. Under this program, the FDA regulates manufacturing practices for foods through, among other things, its current “good manufacturing practices” regulations, or GMPs, and specifies the recipes for certain foods. Our processing facilities and products are subject to periodic inspection by federal, state, and local authorities. In January 2011, the FDA’s Food Safety Modernization Act was signed into law. The law increased the number of inspections at food facilities in the U.S. in an effort to enhance the detection of food-borne illness outbreaks and order recalls of tainted food products. The FTC and other authorities regulate how we market and advertise our products, and we could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our operating results to be adversely affected.

We seek to comply with applicable regulations through a combination of employing internal personnel to ensure quality-assurance compliance and contracting with third-party laboratories that conduct analysis of products for the nutritional-labeling requirements. Compliance with regulations is costly and time-consuming. Failure to comply with applicable laws and regulations or maintain permits and licenses relating to our operations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material adverse effect on our operating results and business.

Our business operations could be disrupted if our information technology systems fail to perform adequately.

The efficient operation of our business depends on our information technology systems, some of which are managed by third-party service providers. We rely on our information technology systems to effectively manage our business data, communications, supply chain, order entry and fulfillment, and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers, causing our business and operating results to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and viruses. Any such damage or interruption could have a material adverse effect on our business.

We may not successfully identify or complete strategic acquisitions, alliances, divestitures or joint ventures.

From time to time, we may evaluate acquisition candidates, alliances or joint ventures that may strategically fit our business objectives or we may consider divesting businesses that do not meet our strategic objectives or growth or profitability targets. On May 10, 2016, we acquired Superior Cake Products, Inc., located in Southbridge, Massachusetts. These activities may present financial, managerial, and operational risks including, but not limited to, diversion of management’s attention from existing core businesses, difficulties integrating or separating personnel and financial and other systems, inability to effectively and immediately implement control environment processes across a diverse employee population, adverse effects on existing or acquired customer and supplier business relationships, and potential disputes with buyers, sellers or partners. In addition, to the extent we undertake acquisitions, alliances or joint ventures or other developments outside our core geography or in new categories, we may face additional risks related to such developments. Any of these factors could materially and adversely affect our product sales, financial condition, and operating results.

We may be unable to hire or retain and develop key personnel or a highly skilled and diverse workforce or manage changes in our workforce.

We must hire, retain and develop a highly skilled and diverse workforce. We compete to hire new personnel in the many regions in which we manufacture and market our products and then to develop and retain their skills and competencies. Unplanned turnover or failure to develop adequate succession plans for leadership positions or hire and retain a diverse workforce with the skills and in the locations we need to operate and grow our business could deplete our institutional knowledge base and erode our competitiveness.

We also face increased personnel-related risks. These risks could lead to operational challenges, including increased competition for employees with the skills we require to achieve our business goals, and higher employee turnover, including of employees with key capabilities. Furthermore, we might be unable to manage changes in, or that affect, our workforce appropriately or satisfy the legal requirements associated with how we manage and compensate our employees.

These risks could materially and adversely affect our reputation, ability to meet the needs of our customers, product sales, financial condition and operating results.

Our substantial leverage could adversely affect our ability to raise additional capital to fund its operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt, and prevent us from meeting our obligations under our indebtedness.

We are highly leveraged. Our high degree of leverage could have important consequences, including:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities or to pay dividends;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including certain borrowings under our credit facilities, are at variable rates;

•	making it more difficult for us to make payments on its indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

•	restricting our from making strategic acquisitions or causing us to make non-strategic divestitures;

•	subjecting us to restrictive covenants that may limit our flexibility in operating our business;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

•	placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Despite our significant leverage, we may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our significant leverage.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following August 19, 2020, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Because we had net revenues during our last fiscal year of approximately $620.8 million, if we expand our business or increase our revenues, we may cease to be an emerging growth company prior to August 19, 2020.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; and

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to products we serve;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

We may be unable to obtain additional financing to fund our operations and growth.

We may require additional financing to fund our operations or growth. The failure to secure additional financing could have a material adverse effect on our continued development or growth. None of our officers, directors or stockholders is required to provide any financing to us.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ. In particular, we are required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our Sponsor, Apollo and the CDM Holders have significant influence over us.

Our Sponsor, Apollo and the CDM Holders beneficially own approximately 50% of our common stock, including approximately 33% of our Class A Common Stock and 100% of our Class B Common Stock. Holders of our Class B Common Stock are entitled to vote on all matters presented to the Company’s stockholders, but do not have any economic rights to the distributions of the Company. As long as our Sponsor, Apollo and the CDM Holders own or control a significant percentage of our outstanding voting power, they will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors (our “Board”), any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

Pursuant to the Executive Chairman Director Agreement entered into with Mr. Metropoulos, Mr. Metropoulos serves as the Executive Chairman of our Board. The Executive Chairman Director Agreement provides that, for so long as the CDM Holders in the aggregate hold at least 7.5% of the capital stock of the Company on a fully-diluted basis, Mr. Metropoulos will have the right to designate one member for election to the Board, which designee will be Mr. Metropoulos himself so long as he is employed as Executive Chairman.

Our Sponsor’s, Apollo’s and the CDM Holders’ interests may not align with the interests of our other stockholders. Our Sponsor, The Gores Group, an affiliate of our Sponsor, Apollo and the CDM Holders are all in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsor, The Gores Group, Apollo and the CDM Holders may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our certificate of incorporation provides that certain transactions will not be “corporate opportunities” and that our directors and officers, and Apollo and the CDM Holders are not subject to the doctrine of corporate opportunity and do not have any obligation to offer us a corporate opportunity unless presented to one of our directors or officers in his or her capacity as a director or officer. Our certificate of incorporation also provides that the Legacy Hostess Equityholders and their affiliates, and their respective partners, directors, officers, members, managers, equityholders and employees, do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

•	a staggered Board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our Board;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	the requirement that changes or amendments to certain provisions of our certificate of incorporation or bylaws must be approved by holders of at least two-thirds of our common stock; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Risks Related to the Business Combination

Our ability to be successful will depend upon the efforts of our key personnel, including the key personnel of Hostess who have stayed with us following the Business Combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.

Our success is dependent upon the efforts of our key personnel, including the key personnel from Hostess who joined us following the Business Combination. Although some of our key personnel have remained with us in senior management or advisory positions following our Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our business.

Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of our officers could have a material adverse effect on our business, financial condition, or operating results. We do not maintain key-man life insurance on any of our officers. The services of such personnel may not continue to be available to us.

We may be required to pay the Legacy Hostess Equityholders for a significant portion of the tax benefit relating to any additional tax depreciation or amortization deductions we claim as a result of any step up in the tax basis of the assets of our operating subsidiaries resulting from the CDM Holders’ exchange of shares of Class B Common Stock and Class B Units for shares of our Class A Common Stock.

Class B Units in Hostess Holdings may be exchanged (together with the cancellation of shares of Class B Common Stock) by the holders thereof for, at the Company’s election, shares of Class A Common Stock, on a one-for-one basis (subject to customary anti-dilution adjustments), or the cash equivalent of such shares. The exchanges may result in increases to our share of the tax basis of the tangible and intangible assets of our operating subsidiaries that otherwise would not have been available, although the U.S. Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the U.S. Internal Revenue Service. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

We are party to a Tax Receivable Agreement that provides for the payment by us to the Legacy Hostess Equityholders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) as a result of: (i) certain increases in tax basis resulting from the Business Combination; (ii) certain tax attributes of Hostess Holdings and its subsidiaries existing prior to the Business Combination; (iii) certain increases in tax basis resulting from exchanges of Class B Units; (iv) imputed interest deemed to be paid by the Company as a result of payments that it makes under the Tax Receivable Agreement; and (v) certain increases in tax basis resulting from payments that the Company makes under the Tax Receivable Agreement. It is expected that we will benefit from the remaining 15% cash savings, if any, in income tax that we realize.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we conducted due diligence on Hostess in connection with the Business Combination, we cannot assure you that this diligence surfaced all material issues that may be present in Hostess’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Hostess’ business and outside of our and Hostess’ control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Unexpected risks may arise and previously known risks may materialize in a manner not consistent with our risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the company or its securities. Accordingly, our stockholders could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the Proxy Statement relating to the Business Combination contained an actionable material misstatement or material omission.

We have no operating or financial history and our results of operations may differ significantly from the unaudited pro forma financial data included in our Current Report on Form 8-K filed with the SEC on November 9, 2016 incorporated by reference in this Prospectus.

Prior to the Business Combination, we were a blank check company and we had no operating history and no revenues. The materials incorporated by reference into this prospectus include unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of operations of the post-combination company combines the historical audited results of operations of the Company for the period ended December 31, 2015 and the unaudited results of the Company for the nine months ended September 30, 2016, with the historical audited results of operations of Hostess Holdings for the year ended December 31, 2015 and the unaudited results of Hostess Holdings for the nine months ended September 30, 2016, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2015. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical balance sheets of the Company as of September 30, 2016 and of Hostess Holdings as of September 30, 2016 and gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2016.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements incorporated by reference in this document.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was no public market for Hostess’ stock and trading in the shares of our Class A Common Stock was not active. As an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the post-combination company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Risks Related to Our Class A Common Stock

Resales of the shares of Class A Common Stock included in the Stock Consideration could depress the market price of our Class A Common Stock.

There may be a large number of shares of Class A Common Stock sold in the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. Our Initial Stockholders, including our Sponsor, as well as Apollo and the CDM Holders hold approximately 50% of our Common Stock, including approximately 33% of our Class A Common Stock and 100% of our Class B Common Stock. All such shares of Class A Common Stock held by, or obtainable in exchange for Class B Common Stock and Class B Units held by, our Sponsor, Apollo and the CDM Holders have been registered for resale under the Securities Act on the registration statement of which this prospectus is part. Pursuant to the terms of the Registration Rights Agreement, the Restricted Stockholders are bound by restrictions on the transfer of their shares of Class A Common Stock and Class B Common Stock (subject to the exceptions set forth therein) for at least six months following the closing of the Business Combination. In addition, our Initial Stockholders entered into a letter agreement with us, pursuant to which they agreed that the Founder Shares (which were converted into shares of Class A Common Stock at the closing of the Business Combination) may not be transferred until the earlier to occur of (i) six months after the closing of the Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the closing of the Business Combination that results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Business Combination, the Founder Shares will be released from these transfer restrictions.

We have approximately 97,589,217 shares of Class A Common Stock outstanding, including the Restricted Stock. We also intend to register all shares of Class A Common Stock that we may issue under the Incentive Plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

Such sales of shares of Class A Common Stock or the perception of such sales may depress the market price of our Class A Common Stock.

Our only significant asset is our ownership interest in our operating subsidiaries and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

We have no direct operations and no significant assets other than our ownership interest in our operating subsidiaries. We depend on our operating subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, to pay any dividends with respect to our common stock, and to satisfy our obligations under the Tax Receivable Agreement. The financial condition and operating requirements of our operating subsidiaries may limit our ability to obtain cash from our operating subsidiaries. The earnings from, or other available assets of, our operating subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

The ability of our operating subsidiaries (other than subsidiaries which have been designated as unrestricted pursuant to our ability to do so in certain limited circumstances) to make distributions, loans and other payments to us for the purposes described above and for any other purpose are governed by the terms of the Rollover Credit Agreements, and will be subject to the negative covenants set forth therein. Any loans or other extensions of credit will be subject to the investment covenants under the Rollover Credit Agreements, which provide for several exceptions including, among others (i) a general investment basket equal to the greater of a fixed dollar amount and a percentage of EBITDA and (ii) an unlimited investment basket based on satisfying a total net leverage ratio on a pro forma basis. Similarly, any dividends, distributions or similar payments will be subject to the dividends and distributions covenant under the Rollover Credit Agreements, which also provide for several exceptions including, among others (i) for payment of overhead and certain fees and expenses of parent companies, (ii) for tax distributions, subject to certain limitations, (iii) a general dividend and distribution basket equal to the greater of a fixed dollar amount and a percentage of EBITDA and (iv) an unlimited dividend and distribution basket based on satisfying a total net leverage ratio of a pro forma basis.

If our dividend policy is materially different than the distribution policy of Hostess Holdings, upon the exchange of any Class B Units, the limited partners of Hostess Holdings could receive a disproportionate interest in the aggregate distributions by our operating subsidiaries that have not been distributed by us.

We and the CDM Holders are limited partners of Hostess Holdings. To the extent Hostess Holdings distributes to its limited partners a greater share of income received from our operating subsidiaries than we distribute to our stockholders, then any of the CDM Holders who participate in such distribution by Hostess Holdings and subsequently exercise their rights to exchange limited partnership units in Hostess Holdings for Class A Common Stock may receive a disproportionate interest in the aggregate distributions by our operating subsidiaries that have not been distributed by us. The reason is that such CDM Holder could receive both (i) the benefit of a distribution by Hostess Holdings to its limited partners, including such CDM Holder, and (ii) the benefit of a distribution by the Company to the holders of Class A Common Stock, including such CDM Holder. Consequently, if our dividend policy does not match the distribution policy of Hostess Holdings, other holders of Class A Common Stock as of the date of an exchange could experience a reduction in their interest in the profits previously distributed by our operating subsidiaries that have not been distributed by us. Our current dividend policy could result in distributions to our common stockholders that are different from the distributions made by Hostess Holdings to its limited partners.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A Common Stock adversely, then the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $215,625,000 from the exercise of Public Warrants and approximately $109,250,000 from the exercise of Private Warrants, assuming the exercise in full of all of the Public Warrants and Private Warrants, respectively for cash. We expect to use the net proceeds from the exercise of the Public Warrants and Private Warrants for general corporate purposes.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our certificate of incorporation authorizes the issuance of 261,000,000 shares of capital stock, consisting of (i) 260,000,000 shares of Common Stock, including 200,000,000 shares of Class A Common Stock, $0.0001 par value per share, 50,000,000 shares of Class B Common Stock, $0.0001 par value per share, and 10,000,000 shares of Class F Common Stock, $0.001 par value per share and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of November 5, 2016, there were 129,955,898 shares of Common Stock outstanding, held of record by approximately 80 holders of Common Stock, including 97,589,217 shares of Class A Common Stock and 32,366,688 shares of Class B Common Stock, no shares of preferred stock outstanding and 56,500,000 warrants outstanding held of record by approximately 2 holders of warrants, including 37,500,000 Public Warrants and 19,000,000 Private Warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

The Class B Common Stock may only be issued to and held by the CDM Holders and their respective permitted transferees and any other transferee of Class B Units (to the extent permitted by the limited partnership agreement of Hostess Holdings then in effect) (collectively, the “Permitted Holders”). At any time Hostess Holdings issues a Class B Unit to a Permitted Holder, the Company will issue a share of Class B Common Stock to such Permitted Holder. Upon the conversion or cancellation of any Class B Units pursuant to the Exchange Agreement, the corresponding share of Class B Common Stock automatically will be cancelled for no consideration. Shares of Class B Common Stock may only be transferred to a person other than the Company or Hostess Holdings if the transferee is a Permitted Holder and an equal number of Class B Units are simultaneously transferred to such transferee.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Class A Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B Common Stock are not entitled to share in any such dividends or other distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the post-combination company, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied. Holders of Class B Stock are not entitled to receive any portion of any such assets in respect of their shares of Class B Stock.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. Class I directors will serve until the 2017 annual meeting, Class II directors will serve until the 2018 annual meeting and Class III directors will serve until the 2019 annual meeting. There is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our common stock.

Founder Shares

In connection with the consummation of the Business Combination our Founder Shares automatically converted into shares of Class A Common Stock. Our Initial Stockholders hold approximately 16% of the total number of all shares of common stock outstanding after consummation of the Business Combination, consisting of the Founder Shares which were automatically converted into shares of Class A Stock at the closing of the Business Combination and the shares of Class A Stock purchased by our Sponsor pursuant to its subscription agreement.

With certain limited exceptions, these shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until six months after the completion of the Business Combination or earlier if, (x) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 4, 2017, or (y) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one-half of one share of our Class A Common Stock at a price of $5.75 per half share, subject to adjustment as discussed below, at any time commencing on December 4, 2016 (i.e., the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combination). For example, if a warrant holder holds two Public Warrants, such Public Warrants will be exercisable for one share of the company’s Class A Common Stock. Public Warrants must be exercised for a whole share. The Public Warrants will expire November 4, 2021 (i.e., five years after the completion of the Business Combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

This registration statement of which this prospectus is part provides for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holder.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $24.00 redemption trigger price as well as the $11.50 Public Warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Stock issuable upon the exercise of our Public Warrant. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrant, multiplied by the difference between the exercise price of the Public Warrant and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial business combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrant on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, or (d) as a result of the repurchase of shares of Class A Common Stock by the Company in connection with the presentation Business Combination is presented to the stockholders of the Company for approval, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised its Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than fifty percent (50%) of the outstanding shares of Class A Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Public Warrant agreement. Additionally, if less than seventy percent (70%) of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Public Warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Public Warrant agreement) of the Public Warrant.

The Public Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is part, for a complete description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the Public Warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Public Warrant holder. As a result, Public Warrant holders not purchasing an even number of Public Warrants must sell any odd number of Public Warrants in order to obtain full value from the fractional interest that will not be issued.

Private Warrants

Our Sponsor purchased 19,000,000 Private Warrants at a price of $0.50 per Private Warrant for an aggregate purchase price of $9,500,000 in a private placement that occurred prior to the IPO. The Private Warrants (including the Class A Common Stock issuable upon exercise of the Private Warrants) are not transferable, assignable or salable until December 4, 2016 (i.e., 30 days after the completion of the Business Combination) (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. At the closing of the Business Combination, our Sponsor transferred 2,000,000 Private Warrants to Mr. Metropoulos. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.

Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

We have “opted out” of Section 203 of the Delaware General Corporation Law, which we refer to as “Section 203,” regulating corporate takeovers, such election becoming effective on November 3, 2017. Instead, our certificate of incorporation contains a provision that is substantially similar to Section 203, but excludes our Sponsor, Apollo and the CDM Holders, each of their successors, certain affiliates and each of their respective transferees from the definition of “interested stockholder”.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our certificate of incorporation provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at three or more annual meetings.

Our certificate of incorporation requires the approval by affirmative vote of the holders of at least two-thirds of our common stock to make any amendment to key provisions of our certificate of incorporation or bylaws.

In addition, our certificate of incorporation does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144 of the Securities Act, which we refer to as “Rule 144”, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of November 5, 2016, we had 97,589,217 shares of Class A Common Stock and 32,366,688 shares of Class B Common Stock outstanding. Of these shares, 37,500,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 5,312,500 Founder Shares owned by our Initial Stockholders and Mr. Metropoulos are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of our common stock we issued to (i) the Legacy Hostess Equityholders as Stock Consideration pursuant to the Master Transaction Agreement, (ii) the Private Placement Investors pursuant to the Subscription Agreements, and (iii) Mr. Metropoulos pursuant to the Executive Chairman Employment Agreement, are restricted securities for purposes of Rule 144. All such restricted shares have been registered for resale under the Securities Act on the registration statement of which this prospectus is part.

As of the date of this registration statement, there are 56,500,000 warrants of the Company outstanding, consisting of 37,500,000 Public Warrants originally sold as part of the units issued in the Company’s IPO and 19,000,000 Private Warrants that were sold by the Company to our Sponsor in a private sale prior to the Company’s IPO. Each warrant is exercisable for one-half of one share of our Class A Common Stock, in accordance with the terms of the warrant agreement governing the warrants. 37,500,000 of these warrants are Public Warrants and are freely tradable. In addition, we have filed the registration statement of which this prospectus is part under the Securities Act covering the 18,750,000 shares of our Class A Common Stock that may be issued upon the exercise of the Public Warrants, and are obligated to maintain the effectiveness of such registration statement until the expiration of the warrants.

While we were formed as a shell company, since the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

The Company is party to a Registration Rights Agreement with the Restricted Stockholders. Pursuant to the terms of the Registration Rights Agreement, the Restricted Stockholders are bound by restrictions on the transfer of their Restricted Stock until the later of (i) May 4, 2017, and (ii) the date that is the earlier of (A) 60 days after this Registration Statement has been filed with the SEC and declared effective and (B) August 1, 2017 (270 days after the closing of the transactions contemplated by the Master Transaction Agreement), except for transfers as bona fide gifts, to certain trusts, to wholly owned subsidiaries or equity holders of a Restricted Stockholders (in the case of entities), pursuant to any acquisition or sale involving the Company or with the prior written consent of the Company and each holder of Restricted Stock.

The Restricted Stockholders and their permitted transferees are entitled to certain registration rights described in the Registration Rights Agreement. Among other things, pursuant to the Registration Rights Agreement, the Restricted Stockholders are entitled to participate in six demand registrations, and will also have certain “piggyback” registration rights with respect to registration statements. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares to fund the indemnification obligations of the Legacy Hostess Equityholders under the Master Transaction Agreement. The registration statement of which this prospectus is part has been filed, in part, pursuant to the Registration Rights Agreement.

In addition, the Registration Rights Agreement provides that our Initial Stockholders will vote all of their shares of Class A Common Stock in favor of the election to the Board of Mr. Metropoulos (or his designee for so long as Mr. Metropoulos is entitled to serve on the Board or appoint a member of the Board, as applicable, pursuant to the terms of the Executive Chairman Director Agreement).

Listing of Securities

Our Class A Common Stock and Public Warrants are each listed on NASDAQ under the symbols “TWNK” and “TWNKW,” respectively.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of up to 105,596,708 shares of our Class A Common Stock. The Private Placement Investors acquired the shares of Class A Common Stock pursuant to the Subscription Agreements. AP Hostess Holdings acquired the shares of Class A Common Stock pursuant to the Business Combination. The CDM Holders acquired the shares of Class A Common Stock, shares of Class B Common Stock and Class B Units, which are exchangeable for shares of Class A Common Stock, and Private Warrants exercisable for shares of Class A Common Stock pursuant to the Business Combination. Our Sponsor acquired shares of Class A Common Stock and Private Warrants exercisable for shares of Class A Common Stock concurrently with our IPO (including shares converted from Class F Common Stock into shares of Class A Common Stock in connection with the Business Combination) and in the Private Placement. Messrs. Randall Bort, William Patton and Jeffery Rea acquired 25,000 shares each of Class F Common Stock in connection with the Company’s IPO, which shares converted into shares of Class A Common Stock at the closing of the Business Combination. In each case, the acquisition of such shares of Class A Common Stock, shares of Class B Common Stock, Class B Units or shares of Class F Common Stock was exempt from registration under the Securities Act. The Selling Stockholders may from time to time offer and sell any or all of the Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interest in Class A Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholders for which we are registering Class A Common Stock for resale to the public, and the aggregate principal amount that the Selling Stockholders may offer pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants, if any, and did not assume exercise of any other holder’s warrants.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such Class A Common Stock. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell all, some or none of such shares in this offering. See “Plan of Distribution.”

The description of our relationships with the Selling Stockholders and their affiliates set forth in “Certain Relationships and Related Transactions, and Director Independence” in our Proxy Statement is incorporated by reference herein.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Before the Offering	Percentage Beneficially Owned Before the Offering(1)	Shares of Class A Common Stock to be Sold in the Offering	Percentage Beneficially Owned to be Sold in the Offering(1)	Shares of Class A Common Stock Beneficially Owned After the Offering	Percentage Beneficially Owned After the Offering
Howard Altman(2)	114,376	*	114,376	100%	—	—
Rick D. Anderson(3)	27,233	*	27,233	100%	—	—
AP Hostess Holdings, L.P.(4)	22,098,139	22.6%	22,098,139	100%	—	—
Mark Barnhill(5)	16,815	*	16,815	100%	—	—
BeaconLight Master Fund Ltd.(6)	1,920,986	2.0%	217,857	11.3%	1,703,129	1.7%
BSOF Master Fund LP(7)	1,089,287	1.1%	1,089,287	100%	—	—
Randall Bort(8)	25,000	*	25,000	100%	—	—
David M. Buchanan(9)	16,339	*	16,339	100%	—	—
Canyon Balanced Master Fund, Ltd.(10)	938,000	*	938,000	100%	—	—
Canyon-GRF Master Fund II, L.P.(11)	183,000	*	183,000	100%	—	—
Canyon Value Realization Master Fund, L.P.(12)	2,091,143	2.1%	2,091,143	100%	—	—
Canyon Value Realization Fund, L.P.(13)	1,145,000	1.2%	1,145,000	100%	—	—
CDM HB Holdings, LLC(14)	2,496,000	2.5%	2,496,000	100%	—	—
CDM Hostess Class C, LLC(15)	2,326,120	2.4%	2,326,120	100%	—	—
Igor Chacartegui(16)	43,572	*	43,572	100%	—	—
Chalten L.P.(17)	544,643	*	544,643	100%	—	—
Anthony Chirikos(18)	16,340	*	16,340	100%	—	—
Michael and Allison Cohen Family Trust(19)	136,160	*	136,160	100%	—	—
Patrick Cook(20)	10,893	*	10,893	100%	—	—
Matthew Crawford(21)	27,233	*	27,233	100%	—	—
John P. Danner(22)	25,599	*	25,599	100%	—	—
Cary Devore(23)	32,679	*	32,679	100%	—	—
Steven G. Eisner(24)	16,340	*	16,340	100%	—	—
Scott Erickson(25)	10,893	*	10,893	100%	—	—
Andrew and Laura Freedman Trust(26)	21,786	*	21,786	100%	—	—
Damian Giangiacomo Trust(27)	136,160	*	136,160	100%	—	—
Jonathan Gimbel(28)	21,786	*	21,786	100%	—	—
Fernando Goni(29)	67,262	*	67,262	100%	—	—
Fidelity Roth IRA Anand U Gowda – Roth Individual Retirement Account – FMTC Custodian(30)	10,633	*	10,633	100%	—	—
Fidelity SEP-IRA Anand U Gowda – SEP-IRA – Fidelity Management Trust Co – Custodian(31)	37,633	*	37,633	100%	—	—
Gores Sponsor LLC(32)	22,324,732	21.0%	22,324,732	100%	—	—
Gowber LLC(33)	169,592	*	169,592	100%	—	—
Anand U. Gowda(34)	39,214	*	39,214	100%	—	—
Andrew J. Greenlee Revocable Trust UAD 3/11/2010, as Amended and Restated(35)	108,929	*	108,929	100%	—	—
Guagliano Family Trust(36)	65,358	*	65,358	100%	—	—
Hamilton Lane Strategic Opportunities 2016 Fund LP(37)	816,965	*	816,965	100%	—	—
Eric M. Harnish(38)	16,340	*	16,340	100%	—	—
Hattler Family Trust(39)	54,465	*	54,465	100%	—	—

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Before the Offering	Percentage Beneficially Owned Before the Offering(1)	Shares of Class A Common Stock to be Sold in the Offering	Percentage Beneficially Owned to be Sold in the Offering(1)	Shares of Class A Common Stock Beneficially Owned After the Offering	Percentage Beneficially Owned After the Offering
Hostess CDM Co-Invest, LLC(40)	27,544,568	22.0%	27,544,568	100%	—	—
Hostess Sznewajs LLC(41)	16,340	*	16,340	100%	—	—
John A. Janitz Trust VAO 1981(42)	108,929	*	108,929	100%	—	—
Edward A. Johnson(43)	155,357	*	155,357	100%	—	—
Wesley J. Johnston and Catherine Johnston(44)	16,340	*	16,340	100%	—	—
Arnold M. Karp, Minor League LLC(45)	119,822	*	119,822	100%	—	—
Jacob Kotzubei(46)	67,262	*	67,262	100%	—	—
David B. Leeney(47)	10,893	*	10,893	100%	—	—
C. Dean Metropoulos(48)	1,500,000	1.5%	1,500,000	100%	—	—
Kelly Todd Newton(49)	27,233	*	27,233	100%	—	—
Northwestern Mutual Capital Strategic Equity Fund IV, LP(50)	326,786	*	326,786	100%	—	—
The Northwestern Mutual Life Insurance Company(51)	7,556,920	7.7%	7,556,920	100%	—	—
The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account(52)	285,938	*	285,938	100%	—	—
Charles Pacheco(53)	108,929	*	108,929	100%	—	—
William Patton(54)	25,000	*	25,000	100%	—	—
Robert Neal Pomroy(55)	49,018	*	49,018	100%	—	—
Jeffery Rea(56)	25,000	*	25,000	100%	—	—
Michael Rechtiene and Sandra Thompson(57)	54,464	*	54,464	100%	—	—
Robbie Reynders(58)	54,464	*	54,464	100%	—	—
Louis Samson(59)	201,786	*	201,786	100%	—	—
Dominick and Cynthia Schiano(60)	108,929	*	108,929	100%	—	—
Mary Ann Sigler(61)	16,815	*	16,815	100%	—	—
Barrett Sprowl(62)	10,893	*	10,893	100%	—	—
Stephen J. Snider(63)	13,617	*	13,617	100%	—	—
The Mark Ronald Stone Trust(64)	155,358	*	155,358	100%	—	—
Teachers’ Retirement System of the State of Illinois(65)	3,267,858	3.3%	3,267,858	100%	—	—
Andrew M. Tweddle Trust(66)	108,929	*	108,929	100%	—	—
Steven C. Yager(67)	67,262		67,262	100%	—	—
Carl Zocchi(68)	108,929	*	108,929	100%	—	—

(1)	Based upon 97,589,217 shares of Class A Common Stock outstanding as of November 5, 2016.
(2)	The business address of Mr. Altman is 1609 N. Stanley Avenue, Los Angeles, CA 90046. Mr. Altman is an employee of entities affiliated with Mr. Metropoulos.
(3)	The business address of Mr. Anderson is 52 Jane Jacobs, Mount Pleasant, SC 29464.
(4)	The business address of AP Hostess Holdings, L.P. is 9 West 57th Street, 43rd Floor, New York, New York 10019. AP Hostess Holdings GP, LLC (“APHHGP”) is the general partner of AP Hostess Holdings. Apollo Management VII (“Management VII”) is a private equity fund investment adviser registered with the SEC as an investment adviser and is the sole manager of APHHGP. AIF VII Management , LLC (“AIF VII”) is the general partner of Management VII. Apollo Management, LP (“Apollo Management”) is registered as an investment adviser with the SEC and is the sole member and manager of AIF VII. Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, LP (“Management Holdings”) serves as the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP,” and, together with AP Hostess Holdings, APHHGP, Management VII, AIF VII, Apollo Management, Apollo Management GP and Management Holdings, the “Apollo Entities”) serves as the general partner of Management Holdings. The managers and principal executive officers of Management Holdings GP are Messrs. Leon D. Black, Joshua Harris and Marc Rowan.

Each of the Apollo Entities disclaims beneficial ownership of any shares of the Company’s Class A Common Stock owned of record by AP Hostess Holdings and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any shares of the Company’s Class A Common Stock owned of record by AP Hostess Holdings, in each case except to the extent of any pecuniary interest therein.

(5)	The business address of Mr. Barnhill is 360 N. Crescent Drive, Beverly Hills, CA 90210. Mr. Barnhill is an employee of The Gores Group and/or certain of its affiliates.

(6)	The business address of BeaconLight Master Fund Ltd. is 350 Madison Avenue, 22nd Floor, New York, NY 10017. All of the outstanding shares of BeaconLight Master Fund Ltd. are owned by BeaconLight Domestic Fund, LP and BeaconLight Offshore Fund Ltd. BeaconLight Capital LLC is the investment manager of each of BeaconLight Domestic Fund, LP and BeaconLight Offshore Fund Ltd. and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned by BeaconLight Master Fund Ltd.
(7)	The business address of BSOF Master Fund LP is 11100 Santa Monica Blvd., Suite 265, Los Angeles, CA 90025. Nexus Capital Management LP, which is controlled by Damian Giangiacomo, is the asset manager of BSOF Master Fund LP and, accordingly, each of Nexus Capital Management LP and Mr. Giangiacomo may be deemed to have beneficial ownership over the shares of our Class A Common Stock owned by BSOF Master Fund LP.
(8)	The business address of Mr. Bort is 1 East Armour Boulevard, Kansas City, Missouri. Mr. Bort is a former director of the Company.
(9)	The business address of Mr. Buchanan is 1 Caldwell Lane, Ladera Ranch, CA 92694. Mr. Buchanan is an employee of entities affiliated with Mr. Metropoulos.
(10)	The business address of Canyon Balanced Master Fund, Ltd. is Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Canyon Capital Advisors LLC possesses voting power and investment power with respect to the shares of our Class A Common Stock Held by thereby and, accordingly, may be deemed to have beneficial ownership thereof.
(11)	The business address of Canyon-GRF Master Fund II, L.P. is Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Canyon Capital Advisors LLC possesses voting power and investment power with respect to the shares of our Class A Common Stock Held by thereby and, accordingly, may be deemed to have beneficial ownership thereof.
(12)	The business address of Canyon Value Realization Fund, L.P. is 2000 Avenue of the Stars, Suite 1100, Los Angeles, CA 90067. Canyon Capital Advisors LLC possesses voting power and investment power with respect to the shares of our Class A Common Stock Held by thereby and, accordingly, may be deemed to have beneficial ownership thereof.
(13)	The business address of The Canyon Value Realization Master Fund, L.P. is Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Canyon Capital Advisors LLC possesses voting power and investment power with respect to the shares of our Class A Common Stock Held by thereby and, accordingly, may be deemed to have beneficial ownership thereof.
(14)	The business address of CDM HB Holdings, LLC is 200 Greenwich Avenue, Greenwich, CT 06830. Mr. Metropoulos has a pecuniary interest in, and sole voting and investment power with respect to, shares of Class A Common Stock held by CDM HB Holdings, LLC and, accordingly, may be deemed the beneficial owner thereof. See Notes 15, 40 and 48 below.
(15)	The business address of CDM Hostess Class C, LLC is 200 Greenwich Avenue, Greenwich, CT 06830. Mr. Metropoulos has sole voting and investment power with respect to shares of Class A Common Stock held by CDM Hostess Class C, LLC and, accordingly, may be deemed the beneficial owner thereof. Mr. Metropoulos also has an indirect pecuniary interest in 1,767,853 of such shares of Class A Common Stock. See Note 14 above and Notes 40 and 48 below.
(16)	The business address of Mr. Chacartegui is Flat 12A, Evesham House, Hereford Rd., London W24PD, United Kingdom. Mr. Chacartegui is an employee of The Gores Group and/or certain of its affiliates.
(17)	The business address of Chalten L.P. is c/o Bedell Trust Cayman Limited, P.O. Box 448, Georgetown, Grand Cayman, KY1-1106, Attn: Richard Joynt. Maria Triep Pfeffer is the sole shareholder of Chalten Ltd., the general partner of Chalten L.P. and, accordingly, may be deemed to have beneficial ownership over the shares of our Class A Common Stock held by Chalten L.P.
(18)	The business address of Mr. Chirikos is 8293 Cattail Drive, Niwot, CO 80503.
(19)	The business address of the Michael and Allison Cohen Family Trust is 3045 McConnell Drive, Los Angeles, CA 90064. Each of Michael Cohen and Allison Cohen is a trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. Mr. Cohen is a partner of Nexus Capital Management LP. Please see note 6 for more information.
(20)	The business address of Mr. Cook is 12868 Via Latina, Del Mar, CA 92014. Mr. Cook is an employee of entities affiliated with Mr. Metropoulos.
(21)	The business address of Mr. Crawford is 4205 Churchill Downs, Austin, TX 78746.
(22)	The business address of Mr. Danner is 9800 Wilshire Blvd., Beverly Hills, CA 90212.
(23)	The business address of Mr. Devore is 12526 High Bluff Dr., San Diego, CA 92130. Mr. Devore is an employee of entities affiliated with Mr. Metropoulos.
(24)	The business address of Mr. Eisner is 4835 Oak Park Ave., Encino, CA 91316. Mr. Eisner is an employee of The Gores Group and/or certain of its affiliates.
(25)	The business address of Mr. Erickson is 592 1st Street, Hermosa Beach, CA 90254 Mr. Erickson is an employee of The Gores Group and/or certain of its affiliates.
(26)	The business address of the Andrew and Laura Freedman Trust is 3960 Prada del Trigo, Calabasas, CA. Each of Andrew Freedman and Laura Freedman is a trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby.
(27)	The business address of the Damian Giangiacomo Trust is 11100 Santa Monica Blvd., Suite 265, Los Angeles, CA 90025. Damian J. Giangiacomo is the trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. Mr. Giangiacomo controls Nexus Capital Management LP, which has voting control via managed account relationship over the 1,089,287 shares held by BSOF Master Fund LP. Please see note 6 for more information.
(28)	The business address of Mr. Gimbel is 3060 Danalda Drive, Los Angeles CA 90064. Mr. Gimbel is an employee of The Gores Group and/or certain of its affiliates.
(29)	The business address of Mr. Goni is 4th Floor, 52 Conduit St., London W1S 2YX, United Kingdom. Mr. Goni is an employee of The Gores Group and/or certain of its affiliates.

(30)	The business address of Fidelity Roth IRA Anand U Gowda – Roth Individual Retirement Account – FMTC Custodian is 15750 El Camino Real, Ranch Santa Fe, CA 92067. Anand U. Gowda is the beneficiary of the IRA and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby.
(31)	The business address of Fidelity SEP-IRA Anand U Gowda – SEP-IRA – Fidelity Management Trust Co – Custodian is 15750 El Camino Real, Ranch Santa Fe, CA 92067. Anand U. Gowda is the beneficiary of the IRA and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby.
(32)	The business address of Gores Sponsor LLC is 9800 Wilshire Blvd., Beverly Hills, California 90212. Gores Sponsor LLC is controlled indirectly by Alec Gores and Tom Gores and, accordingly, each of Alec and Tom Gores may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. Each of Alec and Tom Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.
(33)	The business address of Gowber LLC is 15750 El Camino Real, Ranch Santa Fe, CA 92067. Anand U. Gowda is the sole managing member of Gowber LLC and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby.
(34)	The business address of Mr. Gowda is 15750 El Camino Real, Ranch Santa Fe, CA 92067. Mr. Gowda is an employee of entities affiliated with Mr. Metropoulos.
(35)	The business address of the Andrew J. Greenlee Revocable Trust UAD 3/11/2010, as Amended and Restated, is 2700 High Meadow Circle, Auburn Hills, MI 48326. Andrew J. Greenlee is the trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby.
(36)	The business address of the Guagliano Family Trust is 601 Cascada Way, Los Angeles, CA 900492700 High Meadow Circle, Auburn Hills, MI 48326. Each of Anthony J. Guagliano and Francesca G. Guagliano is a trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. Mr. Guagliano is an employee of The Gores Group and/or certain of its affiliates.
(37)	The business address of Hamilton Lane Strategic Opportunities 2016 Fund LP is One Presidential Boulevard, 4th Floor, Bala Cynwyd, PA 19004. Hamilton Lane Securities, LLC is a wholly-owned subsidiary of Hamilton Lane Advisors, L.L.C. (“HLA”). HLA is 100% owner of Hamilton Lane Strategic Opportunities 2016 GP LLC (“HL GP”), which is the general partner of Hamilton Lane Strategic Opportunities 2016 Fund LP and accordingly each of HLA and HL GP may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby.
(38)	The business address of Mr. Harnish is 3512 Avenida Pantera, Carlsbad, CA 92009.
(39)	The business address of Hattler Family Trust is 519 Hillcrest Rd., Beverly Hills, CA 90210. Each of Eric R. Hattler and Carol Crowe Hattler are the trustees of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. Mr. Hattler is an employee of The Gores Group and certain of its affiliates.
(40)	The business address of Hostess CDM Co-Invest, LLC is 200 Greenwich Avenue, Greenwich, CT 06830. Mr. Metropoulos has sole voting and investment power with respect to shares of our Class A Common Stock held by Hostess CDM Co-Invest, LLC and, accordingly, may be deemed the beneficial owner thereof. Mr. Metropoulos also has an indirect pecuniary interest in 3,526,064 of such shares of Class A Common Stock. See Notes 14 and 15 above and Note 48 below.
(41)	The business address of Hostess Sznewajs LLC is 1800 Palm, Manhattan Beach, CA 90266. Chris Sznewajs is the sole managing member of Hostess Sznewajs LLC and, accordingly, may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Sznewajs is an employee of The Gores Group, LLC and/or certain of its affiliates.
(42)	The business address of John A. Janitz Trust VAO 1981 is 44474 Broadmoor Blvd., Northville, MI 48168. John A. Janitz, Sr. is the trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. Evergreen Capital Partners LLC, an affiliate of Mr. Janitz, received sourcing and diligence fees from the Company in connection with the closing of the Transactions.
(43)	The business address of Mr. Johnson is 57 Old Orchard Lane, Scarsdale, NY 10583. Mr. Johnson is an employee of the Gores Group and/or certain of its affiliates.
(44)	The business address of Wesley and Catherine Johnston is 10032 Avenel Farm Drive, Potomac, MD 20854. Mr. Johnston is an employee of The Gores Group and/or certain of its affiliates.
(45)	The business address of Arnold M. Karp, Minor League LLC is 16 Cross Street, New Canaan, CT 06480. Arnold M. Karp is the sole managing member of Arnold M. Karp, Minor League LLC and, accordingly, may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby.
(46)	The business address of Mr. Kotzubei is 2691 Wallingford Drive, Beverly Hills, CA 90210. Mr. Kotzubei is an employee of The Gores Group and certain of its affiliates.
(47)	The business address of Mr. Leeney is 1238 12th Street, Unit #4, Santa Monica, CA 90401. Mr. Leeney is an employee of The Gores Group and/or certain of its affiliates.
(48)	The business address of Mr. Metropoulos is 200 Greenwich Avenue, Greenwich, CT 06830. Consists of (i) 500,000 shares of Class A Common Stock and (ii) 1,000,000 shares of Class A Common Stock issuable upon exercise of 2,000,000 Private Warrants. See Notes 14, 15 and 40 above.
(49)	The business address of Mr. Newton is 3107 Point O Woods, Austin, TX 78735.
(50)	The business address of Northwestern Mutual Capital Strategic Equity Fund IV, LP is 720 East Wisconsin Avenue, Milwaukee, WI 53202. The Northwestern Mutual Life Insurance Company controls the selling stockholder and, accordingly, may be deemed to have beneficial ownership of the shares held thereby.

(51)	The business address of The Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, WI 53202. The Northwestern Mutual Life Insurance Company controls the selling stockholder and, accordingly, may be deemed to have beneficial ownership of the shares held thereby.
(52)	The business address of The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account is 720 East Wisconsin Avenue, Milwaukee, WI 53202. The Northwestern Mutual Life Insurance Company controls the selling stockholder and, accordingly, may be deemed to have beneficial ownership of the shares held thereby.
(53)	The business address of Mr. Pacheco is 170 N. Normandie Ave. Los Angeles, CA 90004.
(54)	The business address of Mr. Patton is 1 East Armour Boulevard, Kansas City, Missouri. Mr. Patton is a former director of the Company.
(55)	The business address of Mr. Pomroy is 1 Timber Trail, Rye, NY 10580.
(56)	The business address of Mr. Rea is 1 East Armour Boulevard, Kansas City, Missouri. Mr. Rea is a former director of the Company.
(57)	The business address of Mr. Rechtiene and Ms. Thompson is 2231 Buttonwood Rd., Berwyn, PA 19312.
(58)	The business address of Mr. Reynders is 52 Conduit Street, London W1S 2YX, United Kingdom. Mr. Reynders is an employee of The Gores Group and/or certain of its affiliates.
(59)	The business address of Mr. Samson is 44 Partridge Hollow Rd., Greenwich, CT 06831. Mr. Samson is an employee of The Gores Group and certain of its affiliates.
(60)	The business address of Dominick and Cynthia Schiano is 30275 Oakleaf Lane, Franklin, MI 48025. Evergreen Capital Partners LLC, an affiliate of Dominick and Cynthia Schiano, received sourcing and diligence fees from the Company in connection with the closing of the Transactions.
(61)	The business address of Ms. Sigler is 10560 Wilshire Blvd., #1001, Los Angeles, CA 90024. Ms. Sigler is an employee of The Gores Group and/or certain of its affiliates.
(62)	The business address of Mr. Sprowl is 127 S. Bowling Green Way, Los Angeles, CA 90049. Mr. Sprowl is an employee of The Gores Group and/or certain of its affiliates.
(63)	The business address of Mr. Snider is 5 Hoagland Way, Ringoes, NJ 08551.
(64)	The business address of the Mark Ronald Stone Trust is 8030 Glenwild Drive, Park City, UT 84098. Mark Stone is the trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. Mr. Stone is a director of the Company and an employee of The Gores Group and/or certain of its affiliates.
(65)	The business address of Teachers’ Retirement System of the State of Illinois is 2815 West Washington Street, Springfield, IL 62702.
(66)	The business address of the Andrew M. Tweddle Trust is 1535 SE 17th St., #208, Ft. Lauderdale, FL 33316. Andrew M. Tweddle is the trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby.
(67)	The business address of Mr. Yager is 01459 Mountain Rd., East Jordan, MI 49727. Mr. Yager is an employee of The Gores Group and/or certain of its affiliates.
(68)	The business address of Mr. Zocchi is 4080 Port Chicago Highway, Concord, CA 94520.

PLAN OF DISTRIBUTION

We are registering 105,596,708 shares of our Class A Common Stock for possible sale by the Selling Stockholders and 18,750,000 shares of Class A Common Stock underlying our Public Warrants upon the exercise of the Public Warrants by the holders thereof.

The shares of Class A Common Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Capital Market;

•	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and
•	through a combination of any of the above methods of sale

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, or other federal or state law.

We have agreed with the Selling Stockholders to use all reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or (ii) two years after the effective date of the registration statement.

Exercise of Public Warrants

The Public Warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Public Warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Public Warrants pursuant to the warrant agreement governing the Public Warrants in which our board of directors has elected to require all holders of the Public Warrants who exercise their Public Warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the Public Warrants. If, upon the exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up to the nearest whole number the number of shares of common stock to be issued to such holder.

LEGAL MATTERS

The validity of the Class A Common Stock covered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The audited financial statements of the Company as of December 31, 2015 and for the period from June 1, 2015 (inception) to December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Hostess Holdings, L.P. as of December 31, 2015 and December 31, 2014 and for the years ended December 31, 2015 and December 31, 2014 and the period from February 6, 2013 (inception) through December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.hostessbrands.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of Apollo, Gores and Mr. Metropoulos, our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

•	our Definitive Proxy Statement on Schedule 14A with respect to the Business Combination filed with the SEC on October 21, 2016 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC);

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 17, 2016;

•	our Quarterly Report on Form 10-Q, for the fiscal quarter ended June 30, 2016, filed with the SEC on August 9, 2016;

•	our Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2016, filed with the SEC on May 6, 2016;

•	our Quarterly Report on Form 10-Q, for the fiscal quarter ended September 30, 2016, filed with the SEC on November 3, 2016;

•	our Current Report on Form 8-K filed with the SEC on November 22, 2016;

•	our Current Report on Form 8-K filed with the SEC on November 9, 2016;

•	our Current Report on Form 8-K filed with the SEC on August 15, 2016;

•	our Current Report on Form 8-K, filed with the SEC on July 28, 2016;

•	our Current Report on Form 8-K, filed with the SEC on July 5, 2016 (other than those portions of such Current Report not deemed to be “filed” with the SEC);

•	our Current Report on Form 8-K, filed with the SEC on March 22, 2016;

•	our Current Report on Form 8-K, filed with the SEC on January 19, 2016;

•	the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on August 11, 2015, including any amendment or report filed for the purpose of updating such description

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 001-37540) after the date of this prospectus and before the completion of the offering contemplated hereby.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents, at no cost to you, from our website (www.hostessbrands.com), or by writing or telephoning us at the following address:

Hostess Brands, Inc.

1 East Armour Boulevard

Kansas City, Missouri 64111

(816) 701-4600

Hostess Brands, Inc.